Exhibit 10.4

MASTER REPRESENTATIVE AGREEMENT
.

This Commission Agreement (the “Agreement”) is entered into as of the Effective Date indicated below, by Tracy Jarvis(“JARVIS”) and Red Sun Mining, Inc., with offices in Santa Ana, CA (hereinafter referred to as "ZURVITA").

RECITALS

1.
JARVIS is one of the founders of ZURVITA’s predecessor.  As a founder, JARVIS assisted in (a) the development of ZURVITA’s business, marketing and compensation plans (the “Services”), (b) the recruitment of individuals to become independent representatives, and (c) the selection of the products and services be sold by ZURVITA.

2.	As compensation, JARVIS was designated as an independent representative, holding the “Master Representative” position with ZURVITA.

3.
Given new organizational structure of ZURVITA, and mindful of her contribution to ZURVITA, ZURVITA wishes to re-structure JARVIS’ compensation to compensate JARVIS in a manner consistent with her valuable contributions.

4.	ZURVITA and JARVIS desire to memorialize the understanding with respect to JARVIS’ compensation from ZURVITA.

AGREEMENT

1.
Relationship.  JARVIS shall be designated as the ZURVITA “Master Representative” and directly sponsored by ZURVITA.  All existing and future independent representatives of ZURVITA shall be in her downline and placed underneath Jarvis in ZURVITA’s genealogy structure (the “Zurvita Downline”).  Jarvis will be automatically qualified as Master Representative of ZURVITA.  Jarvis, as a Master Representative, will be exempt from having to initially and continuously qualify for any such independent representative position by means of maintaining certain sales volumes, sponsoring a certain number of new independent representative, or otherwise.

2.
Compensation.  As sole compensation (the “Compensation”) for her Services, JARVIS shall receive commissions based on her position in the Zurvita Downline, for the sale of Commissionable Products, as defined herein, by Independent Representatives, as defined herein, as documented in the ZURVITA Genealogy Commission Table (“Commission Table”), attached hereto.  The JARVIS Compensation  detailed on the Commission Table shall not be reduced absent mutual agreement of JARVIS and ZURVITA.  New product additions to the Commission Table, and attendant proposals regarding the setting of commission levels, shall be reviewed and approved by the Managing Co-CEO and/or Board of Directors.

(a)
“Commissionable Products” means any product or service sold by the ZURVITA or its successors or assigns, regardless of brand or market, now in existence or developed in the future, sold by Independent Representatives and on which Independent Representatives are paid commissions.  Promotional, marketing, and sample products sold by ZURVITA are not considered Commissionable Products.

(b)
“Independent Representative” means any individual or independent business operator contracted with ZURVITA for the purpose of selling Commissionable Products on behalf of ZURVITA as an Independent Representative.  “Independent Representative shall not mean ZURVITA employees or third party marketers contracted by ZURVITA and shall not include ZURVITA employees or third party marketers.

Compensation due JARVIS shall begin the month following the first month during which ZURVITA is cash-flow positive, as demonstrated on its monthly cash flow statements and confirmed by ZURVITA’s Managing Co-CEO, Chief Financial Officer, and/or Board of Directors.  Thereafter, Compensation due JARVIS will be paid on a monthly basis at the same time and in the same manner as the payment of commissions to ZURVITA’s Independent Representatives.

3.
Term.  This Agreement shall be effective as of the Effective Date and shall continue so long as ZURVITA and its successors or assigns sell Commissionable Products through Independent Representatives.  The obligation to pay JARVIS the Compensation shall not terminate except as expressly set forth herein.

4.
Responsibility for Taxes.  JARVIS is solely responsible for the payment of all applicable federal, state and local income, unemployment, social security and other taxes and federal, state and local registration and license requirements and fees attributable to JARVIS' and earnings under this Agreement.

5.
Independent Contractor Status.  JARVIS is an independent contractor and not an employee of ZURVITA.  JARVIS shall not be treated as an employee of ZURVITA for federal or state tax purposes, or with regard to workmen's compensation, any state unemployment act, or any other federal, state or local statute, ordinance, rule or regulation.  Nothing in this Agreement shall be deemed to restrict in any way the right of JARVIS to conduct any other business or other activity whatsoever.

6.	Assignability. This Agreement may not be transferred or assigned by a party without the prior written approval of the other party and shall be binding on any permitted successors or assigns.

7.
Venue/Governing Law.  This Agreement shall be governed by the laws of Broward County in the State of Florida, which shall have exclusive jurisdiction over, and shall be the venue for, any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

8.
Notice.  Except as expressly set forth herein, any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or to serve upon the other shall be in writing and delivered by telecopy (if confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested), by personal service or overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested to the following address:

Company	JARVIS

ZURVITA	Tracy Jarvis
9601 Katy Freeway	8 Norvell Ct.
Suite 420	Houston, TX 77024-6253
Houston, Texas 77024

Any party may change its address for notice by written notice given to the other in the manner provided in this Section.  Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally delivered, if by personal service or overnight delivery, on the date of confirmed dispatch if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

9.
Cumulative Remedies/Waiver.  All rights, powers and remedies given to ZURVITA are cumulative, not exclusive and in addition to any and all other rights and remedies provided by law.  No failure or delay of ZURVITA to exercise any power or right under this Agreement or to insist upon strict compliance by JARVIS with any obligation or provision shall constitute a waiver of ZURVITA's right to demand exact compliance therewith.

10.
Injunctive Relief.  The parties agree that upon a breach of this Agreement that the assertion of damages will be difficult and that the non-breaching party will be immediately and irreparably harmed and cannot be made whole solely by monetary damages.  Each party agrees that the remedy at law for any breach of any provision of this Agreement shall be inadequate and that, in addition to any other remedies, in law or in equity, it or she may have, the non-breaching party shall be entitled, without the necessity of proving actual damages, to temporary and permanent injunctive relief to prevent the breach of any provisions of this Agreement and/or to compel specific performance of this Agreement.

11.	Attorneys’ Fees. A party shall be entitled to its cost and expenses, including reasonable attorneys' fees, in enforcing its or her rights under this Agreement.

12.
Severability.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable.  Each party shall be bound by any such modification, which shall be effective only in the jurisdiction in which it is required.  If, however, any provision of this Agreement is held to be illegal, invalid or enforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as an illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or enforceable provision or by its severance.

13.
Modification.  No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

14.
Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

15.
Entire Agreement.  This Agreement constitutes the entire agreement between JARVIS and ZURVITA, supersedes all prior agreements of any kind between JARVIS and Amacore Group, Inc., and between JARVIS and Zurvita, Inc., contains all of the covenants between the parties with respect thereto, and no other promises, representations, guarantees, payment terms, commission agreements, or agreements of any kind shall be valid unless in writing and signed by both parties.

16.	Modification. This Agreement may only be amended, varied or modified by a written document executed by the Parties hereto.

17.
Confidentiality.  The Parties recognize and acknowledge that JARVIS has and will acquire certain trade secrets, confidential information and information concerning customer or client relationships of ZURVITA.  JARVIS further acknowledges that considerable secret and private knowledge, information and know-how related to, and concerning, accounts, customers, locations, commission structure, financial information, business affairs, processes, methods, work-product, information, relationships, pricing, and dealings of ZURVITA, are a valuable and basic business property right of ZURVITA, and that the same are information and knowledge not generally known in the public domain.  The Parties recognize and do hereby acknowledge, that the maintenance of secrecy and privacy concerning these matters is absolutely essential, and are of the utmost importance to the business affairs, value, effectiveness and continuing viable business status of ZURVITA, which the Parties recognize as a legal property right of ZURVITA.  The Parties recognize, and do hereby acknowledge, that the disclosure of the same to other persons, whether within ZURVITA’s and ZURVITA’s organization or otherwise, will irreparably and substantially cause considerable financial and other loss, detriment and damage to ZURVITA.  The Parties hereto recognize and do hereby acknowledge that the appropriation or collection for future use, whether directly or indirectly, of the trade secrets, confidential information, information concerning customer or client relationships, pricing, fees, commission structure, processes or accounts of business information of ZURVITA would also cause financial loss, detriment or damage to ZURVITA.  The Parties agree that such confidential information and trade secrets will be solely and strictly used for its sole benefit and not in competition with or to the detriment of ZURVITA, directly or indirectly, by JARVIS, or any of her agents, servants, future employees or future employers. Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by a person otherwise bound to the provisions hereof, or any person bound by a duty of confidentiality or similar duty owed to ZURVITA.

JARVIS agrees that, during the term of this Agreement, and for so long as she derives Compensation from ZURVITA, JARVIS shall not directly or indirectly:

(i)	Solicit or induce any individual, corporation or other entity which is a client, vendor, partner, or customer of ZURVITA in an attempt to:

(1)
enter into any business relationship with a client, carrier, provider, or customer of ZURVITA if the business relationship is competitive with any aspect of ZURVITA’s business or ZURVITA’s business; or

(2)	reduce or eliminate the business such client or customer conducts with ZURVITA; or
(ii)	Solicit or induce any person who has been a ZURVITA employee or agent.

(1)              to cease working for ZURVITA; or
(2)              to refrain from beginning work for ZURVITA.

During the term of this Agreement, and for so long as JARVIS receives Compensation from ZURVITA JARVIS covenants and agrees that she shall not divulge, transfer, or derive any compensation or remuneration beyond the scope of this Agreement from any Confidential Information or Trade Secrets concerning any ZURVITA clients, customers, employees, to any other person. For purposes of this Agreement, “Confidential Information” shall mean information not generally known by ZURVITA’s competitors and ZURVITA’s competitors in the insurance business, including but not limited to the following information about ZURVITA: its financial affairs, sales and marketing strategy, acquisition plan, pricing and costs, its customers’ names addresses, telephone numbers, contact persons, staffing requirements, margin tolerances regarding pricing, and the names, addresses, telephone numbers, skill sets, availability and wage rates of its personnel.  “Trade Secrets” shall mean information in which ZURVITA takes measures to keep secret and that gives ZURVITA an advantage over its competitors, and includes but is not limited to: accounts, customers, location, fees, member data in any form, providers, networks, carriers, commission structure, financial information, business affairs, processes, methods, work-product, information, relationships, pricing, contracts, and dealings of ZURVITA.

18.
Further Instruments.  The Parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

FOR TRACY JARVIS

/s/ Tracy Jarvis	July 30, 2009
Tracy Jarvis	Date

FOR RED SUN MINING, INC.

/s/ Jay Shafer	July 30, 2009
Jay Shafer	Date (“Effective Date”)